2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES

THIRD QUARTER 2007 RESULTS

Houston, Texas – October 31, 2007…Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the third quarter of 2007. Highlights include:

•

Natural gas and crude oil production of 30.0 Bcfe, up 56% over the same period in 2006

•

Earnings of $51.0 million, up 52% from the same period in 2006

•

Net cash provided by operating activities before changes in operating assets and liabilities from continuing operations (a non-GAAP measure reconciled below) of $157.7 million, up 66% from the same period in 2006

For the third quarter of 2007, Southwestern reported net income of $51.0 million, or $0.30 per diluted share, up from $33.5 million, or $0.20 per diluted share, for the same period in 2006. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below), was $157.7 million for the third quarter of 2007, up from $95.2 million for the same period in 2006. The company’s third quarter comparative financial results were driven primarily by the positive effect on earnings of the significant growth in production volumes from Southwestern’s Fayetteville Shale play and higher realized natural gas prices which were primarily the result of the positive effects of the company’s commodity hedging program.

“We continue to see improving results across our organization,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern. “In our Fayetteville Shale play, we are drilling better wells than we were a few months ago. Production volumes have followed suit, with our gross operated daily production from the Fayetteville Shale rising to approximately 260 MMcf per day at October 22, up from approximately 200 MMcf per day at the end of July. In addition, we continue to see strong results from our conventional Arkoma Basin drilling program and we remain very active in East Texas.”

Net income for the nine months ended September 30, 2007 was $149.5 million, or $0.87 per diluted share, up from $128.9 million, or $0.75 per diluted share, for the same period in 2006. Net income for the first nine months of 2006 included an after-tax gain of $6.7 million ($0.04 per share) related to the disposition of the company’s 25% interest in the NOARK Pipeline System, Limited Partnership. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below) was $446.9 million for the first nine months of 2007, up from $304.8 million for the same period

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in 2006.

Third Quarter 2007 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $88.9 million for the third quarter of 2007, up 58% from $56.3 million for the third quarter of 2006. The increase in revenues resulting from the growth in production volumes was partially offset by increased operating costs.

Southwestern’s natural gas and crude oil production totaled 30.0 Bcfe for the third quarter of 2007, up 56% from 19.3 Bcfe for the third quarter of 2006. The increase resulted from increased production from the Fayetteville Shale play which totaled 14.7 Bcf for the third quarter of 2007, compared to 3.8 Bcf for the third quarter of 2006.

Southwestern’s average realized gas price was $6.66 per Mcf for the third quarter of 2007, including the effect of hedges, compared to $6.23 per Mcf for the third quarter of 2006. The company’s commodity hedging activities increased its average gas price by $1.17 per Mcf during the third quarter of 2007, compared to an increase of $0.19 per Mcf during the third quarter of 2006. For the fourth quarter of 2007, the company has hedged approximately 70% to 75% of its expected gas production (11.5 Bcf hedged with fixed price swaps at an average price of $8.09 per Mcf and 10.5 Bcf hedged through price collars with an average floor price of $7.10 per Mcf and an average ceiling price of $11.21 per Mcf). Assuming current NYMEX natural gas futures prices for the remainder of 2007, the company expects the basis differential for its gas production for the fourth quarter of 2007 to be approximately $0.60 to $0.70 per Mcf below the NYMEX Henry Hub price.

Southwestern’s average realized oil price was $72.52 per barrel for the third quarter of 2007, compared to $62.78 per barrel, including the effect of hedges, for the third quarter of 2006. For calendar year 2007, the company has not hedged any of its expected crude oil production.

Lease operating expenses for the company’s E&P segment were $0.67 per Mcfe for the third quarter of 2007, down from $0.68 per Mcfe for the third quarter of 2006. The decrease was due to a decrease in the cost of fuel gas for compression-related expenses, partially offset by increases in gathering costs, both primarily related to the company’s Fayetteville Shale play.

General and administrative expenses for the company’s E&P segment were $0.46 per Mcfe for the third quarter of 2007, compared to $0.54 per Mcfe for the third quarter of 2006. The decrease was due to increased production volumes which more than offset increased payroll and related costs associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play.

Taxes other than income taxes were $0.11 per Mcfe for the third quarter of 2007, compared to $0.32 per Mcfe for the third quarter of 2006, primarily due to the changing mix of production. The company’s full cost pool amortization rate was $2.56 per Mcfe for the third quarter of 2007, compared to $1.97 per Mcfe for the third quarter of 2006. The higher

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rate was due to increased capital investments and future development costs relative to the timing of reserve additions, including revisions.

Midstream Services - Operating income for the company’s midstream services segment was $4.1 million for the third quarter of 2007, up from $1.3 million for the third quarter of 2006. The increase was primarily due to increased gathering revenues from the company’s operations in the Fayetteville Shale play.

Natural Gas Distribution Business - The company’s natural gas distribution business recorded a seasonal operating loss of $3.5 million for the third quarter of 2007, compared to an operating loss of $4.5 million for the third quarter of 2006. The decrease in operating loss was primarily due to a decrease in general and administrative expenses and the effects of a $5.8 million annual rate increase which became effective August 1, 2007.

First Nine Months of 2007 Financial Results

E&P Segment - Operating income for the E&P segment was $244.5 million for the first nine months of 2007, up from $186.6 million for the first nine months of 2006. The increase was primarily due to a 53% increase in production volumes.

Gas and oil production totaled 78.7 Bcfe for the first nine months of 2007, compared to 51.6 Bcfe for the first nine months of 2006. The increase was due to increased production from the company’s Fayetteville Shale play. Net production from the company’s Fayetteville Shale play was 33.6 Bcf for the first nine months of 2007, compared to 6.3 Bcf for the first nine months of 2006.

The company’s previous production guidance range for the full year 2007 was 107 to 110 Bcfe. The company currently expects its 2007 production to be approximately 111 Bcfe, up approximately 54% from 2006 production levels. Of the total, approximately 51 Bcf is expected to come from the Fayetteville Shale.

Southwestern’s average realized gas price was $6.75 per Mcf, including the effect of hedges, for the first nine months of 2007 compared to $6.73 per Mcf for the first nine months of 2006. The company’s hedging activities increased the average gas price realized for the first nine months of 2007 by $0.62 per Mcf, compared to an increase of $0.17 per Mcf for the first nine months of 2006. Southwestern’s average realized oil price was $62.58 per barrel for the first nine months of 2007, compared to $60.24 per barrel, including the effect of hedges, for the first nine months of 2006.

Disregarding the impact of hedges, the average price received for the company’s gas production for the first nine months of 2007 was approximately $0.70 per Mcf lower than average NYMEX spot prices, compared to the average for the prior year period of approximately $0.89 per Mcf. The change between periods was due to decreased basis differentials across the company’s production areas.

Lease operating expenses for the company’s E&P segment were $0.71 per Mcfe for the first nine months of 2007, compared to $0.62 per Mcfe for the first nine months of 2006. The increase was due to increases in gathering and compression costs, the majority of

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which relate to the company’s operations in the Fayetteville Shale play. Based on projected production, the company currently expects per unit operating costs for 2007 to be approximately $0.75 per Mcfe.

General and administrative expenses for the company’s E&P segment were $0.47 per Mcfe for the first nine months of 2007, compared to $0.56 per Mcfe for the first nine months of 2006. The decrease was due to increased production volumes which more than offset increased payroll and related costs associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play. Southwestern added approximately 200 new employees during the first nine months of 2007, most of whom were hired in the company’s E&P segment. Southwestern currently expects per unit G&A expenses for 2007 to be approximately $0.47 per Mcfe.

Taxes other than income taxes per unit of production were $0.19 per Mcfe for the first nine months of 2007, compared to $0.34 per Mcfe for the first nine months of 2006. The company’s full cost pool amortization rate was $2.41 per Mcfe for the first nine months of 2007, up from $1.79 per Mcfe for the first nine months of 2006, due to increased capital investments and future development costs relative to reserve additions, including revisions.

Midstream Services - Operating income for the company’s midstream services segment was $6.4 million for the first nine months of 2007, compared to $3.1 million for the first nine months of 2006. The increase in operating income was primarily due to increases in gathering revenues from the Fayetteville Shale play.

Natural Gas Distribution Business - Operating income for Southwestern’s natural gas distribution business was $4.1 million for the first nine months of 2007, compared to $1.3 million for the first nine months of 2006. The increase in operating income resulted primarily from increased volumes delivered due to colder weather, the effects of a $5.8 million annual rate increase which became effective August 1, 2007, and a decrease in general and administrative expenses. Weather during the first nine months of 2007 was 8% warmer than normal but 13% colder than the first nine months of 2006.

First Nine Months of 2007 Operating Results

Southwestern invested a total of $1.1 billion in its E&P program during the first nine months of 2007, compared to $578 million in the first nine months of 2006. During the first nine months of 2007, the company participated in drilling 476 wells, 287 of which were successful, 179 were still in progress and 10 were dry at September 30, 2007, for a 97% success rate through the first nine months of 2007. The company is currently projecting capital investments for 2007 of $1,455 million, including approximately $1,335 million related to the company’s E&P segment.

Fayetteville Shale Play - In the first nine months of 2007, Southwestern’s E&P segment invested approximately $731 million in its Fayetteville Shale play and placed 187 wells on production. Through September 30, 2007, Southwestern has now drilled and completed a total of 392 operated wells in the Fayetteville Shale play, of which 334 are horizontal wells. The wells are located in 35 separate pilot areas located in eight counties in Arkansas. Of the 334 horizontal wells, 290 wells have been fracture stimulated using slickwater or

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crosslinked gel fluids. In addition, 92 wells were in the drilling or completion phase at September 30, 2007. The company currently has 19 drilling rigs running in its Fayetteville Shale play area, 15 that are capable of drilling horizontal wells and 4 smaller rigs that are used to drill the vertical section of the wells.

At October 22, 2007, the company’s gross production rate from the Fayetteville Shale play was approximately 260 MMcf per day, including approximately 16 MMcf per day from eight wells producing from conventional reservoirs in six pilot areas located in four counties. At October 22, 2007, the company’s net production from the Fayetteville Shale play was approximately 194 MMcf per day. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area.

Gross operated production of approx.
260 MMcf/d as of October 22, 2007
Gross Production (MMcf/d)
300
250
200
150
100
50
0
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07
Apr-07
Jul-07
Oct-07

Approximately 10% of the production at October 22, 2007, was from three of the company’s easternmost pilot areas (Sharkey, Hammerhead, and Mako) located in White County. Production increases in these three pilot areas alone account for approximately 28% of the 60 MMcf per day increase in gross operated production since the end of July. Within the last 35 days, the company has placed two wells on production with initial production rates of over 5 MMcf per day. The Poole #1-15H well, located in the company’s Sharkey pilot area, was fracture stimulated using a slickwater fluid system along a 2,949 feet horizontal lateral section and placed on production at a rate of 5.2 MMcf per day. The Featherston #1-22 well, also located in the Sharkey pilot area, was fracture stimulated using an open-hole packer slickwater system along a 2,946 feet long horizontal lateral section and was placed on production at a rate of 5.4 MMcf per day, which is the highest initial rate of any Fayetteville Shale well the company has put on production to date.

During the third quarter of 2007, the company focused the majority of its Fayetteville Shale drilling activity in the areas that have been identified as better performing to date and, where possible, in areas with 3-D seismic coverage. As of September 30, 2007, the

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company had acquired or purchased a total of approximately 320 square miles of 3-D data in the Fayetteville Shale area and currently expects to have acquired or purchased approximately 450 square miles of 3-D seismic data by year-end. During the second quarter, the company also shifted to completing the majority of its wells using slickwater stimulations. Results from the company’s 2007 drilling activities are as follows:

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	First 30-Day Avg Rate (# of wells)	First 60-Day Avg Rate (# of wells)	Average Lateral Length	Completion Method SW/XL/Hy-RHy	Est. Well Cost ($MM)
1st Qtr 2007	62	1,208	1,023 (62)	921 (62)	2,113	12/40/10	$2.6
2nd Qtr 2007	50	1,473	1,203 (50)	1,030 (50)	2,497	27/12/11	$2.9
3rd Qtr 2007	75	1,836	1,499 (61)	1,363 (35)	2,613	70/4/1	$3.0

SW – Slickwater fluids

XL – Crosslinked gel fluids

Hy-RHy – Hybrid or Reverse Hybrid method (combination slickwater/crosslinked gel fluid system)

During the third quarter, the company’s typical horizontal well had an average completed well cost of $3.0 million per well, average horizontal lateral length of 2,613 feet and average time to drill to total depth of 16 days from re-entry to re-entry. This compares to average completed well costs during the second quarter of 2007 of $2.9 million per well with an average horizontal lateral length of 2,497 feet and an average time to drill to total depth of 18 days from re-entry to re-entry. As the company continues to drill wells with longer laterals in some of its pilot areas, the number of drilling days and well costs may increase.

Southwestern has drilled and completed 24 slickwater wells with lateral lengths over 3,000 feet through September 30, 2007. Southwestern forecasts that the average gross ultimate recovery from wells with greater than 3,000 feet horizontal laterals to range from 2.0 to 2.5 Bcf per well. Below are the results from these wells:

Average Lateral Length	Wells Placed on Production	Average IP Rate (Mcf/d)	First 30-Day Avg Rate (# of wells)	First 60-Day Avg Rate (# of wells)	Average Successful # of Frac Stages	Est. Well Cost ($MM)
3,348	24	2,219	2,026 (19)	1,883 (12)	6.4	$3.3

The graph below provides normalized average daily production data through September 30, 2007, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue” curve is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid systems and excludes 18 wells which had significant mechanical issues that are negatively impacting the wells’ production performance. The “red curve” indicates results for the company’s slickwater wells with lateral lengths greater than 3,000 feet. The normalized production curves provide a qualitative measure of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 1.3, 1.5 and 2.0 Bcf typecurves are shown for reference purposes.

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Mcf/d
2500
2000
1500
1000
500
0
SW Horizontal Wells with Laterals > 3,000 Feet
19
12
5
3
2
1
1
2.0 Bcf SW/XL Typecurve
1.5 Bcf SW/XL Typecurve
1.3 Bcf SW/XL Typecurve
SW with Laterals > 3,000 Feet Excl. Mechanical Issues
SW/XL Excl. Mechanical Issues
0 30 60 90 120 150 180 210 240 270 300 330 360 390 420 450 480 510 540 570 600 630 660 690 720 750
Days of Production
Total Well Count
253 225 201 186 168 150 127 104 93 72 58 47 40 32 23 14 8 4 2 1 1

Notes: Data as of September 30, 2007.

The company currently expects that it will invest approximately $1.0 billion (including capital investments related to gathering) in the Fayetteville Shale project area during 2007 and participate in approximately 400 horizontal wells, of which approximately 70% are expected to be operated by Southwestern. The total number of wells in which the company will participate will depend on several factors including the number of wells operated by others, the company’s drilling time performance on individual wells, total vertical depths related to the areas in which the company is drilling as well as average horizontal lateral lengths.

At September 30, 2007, the company held approximately 902,000 net acres in the Fayetteville Shale play area (667,000 net undeveloped acres, 110,000 net developed acres held by Fayetteville Shale production and approximately 125,000 net acres held by conventional production).

Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 85 wells in its conventional Arkoma Basin drilling program during the first nine months of 2007, including 44 wells at its Ranger Anticline area and 21 wells at its Midway area, resulting in production of 17.8 Bcf for the first nine months of 2007, compared to 14.6 Bcf for the first nine months of 2006.

East Texas - Southwestern participated in drilling 64 wells in East Texas during the first nine months of 2007, 35 of which were located in its Overton Field in Smith County, Texas. All of these wells were either productive or in progress at September 30, 2007. Production from the company’s East Texas properties was 22.7 Bcfe for the first nine months of 2007, compared to 24.1 Bcfe for the first nine months of 2006.

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At September 30, 2007, Southwestern held approximately 80,000 gross acres in its Angelina River Trend area located primarily in Angelina, Nacogdoches and San Augustine Counties, Texas. The company drilled 25 wells in the Angelina River Trend area during the first nine months of 2007, all of which were either productive or in progress at September 30. For calendar year 2007, Southwestern plans to drill approximately 43 wells at Overton, approximately 33 wells in its Angelina River Trend area and 4 wells in other areas.

New Ventures - Southwestern also announced that it has acquired approximately 70,000 net acres in Pennsylvania under which it believes the Marcellus Shale is prospective. The company plans to begin drilling on this acreage in early 2008.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended September 30,		9 Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Net cash provided by operating activities before changes in operating assets and liabilities	$157,720	$95,182	$446,906	$304,847
Add back (deduct):
Change in operating assets and liabilities	19,080	6,903	(11,888)	26,289
Net cash provided by operating activities	$176,800	$102,085	$435,018	$331,136

Southwestern will host a teleconference call on Thursday, November 1 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss the company’s third quarter 2007 financial and operating results. The toll-free number to call is 888-221-9588 and the confirmation number is 1540730. The teleconference can also be heard live on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations

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and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services, including pressure pumping equipment and crews in the Arkoma Basin; the company’s future property acquisition or divestiture activities; the effects of weather; increased competition; the impact of federal, state and local government regulation; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets and changes in interest rates, and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)				Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2007	2006	2007	2006
Exploration & Production
Production
Gas production (MMcf)	29,145	18,175	75,879	48,415
Oil production (MBbls)	139	180	472	527
Total equivalent production (MMcfe)	29,982	19,255	78,714	51,577
Commodity Prices
Average gas price per Mcf, including hedges	$6.66	$6.23	$6.75	$6.73
Average gas price per Mcf, excluding hedges	$5.49	$6.04	$6.13	$6.56
Average oil price per Bbl, including hedges	$72.52	$62.78	$62.58	$60.24
Average oil price per Bbl, excluding hedges	$72.52	$68.31	$62.58	$65.31
Operating Expenses per Mcfe
Lease operating expenses	$0.67	$0.68	$0.71	$0.62
General & administrative expenses	$0.46	$0.54	$0.47	$0.56
Taxes, other than income taxes	$0.11	$0.32	$0.19	$0.34
Full cost pool amortization	$2.56	$1.97	$2.41	$1.79

Marketing
Gas volumes marketed (MMcf)	40,160	20,072	99,517	50,485

Gas Distribution
Sales and end-use transportation deliveries (Bcf)	3.0	3.0	16.7	14.9
Number of customers at period end	148,111	145,987	148,111	145,987
Average sales rate per Mcf	$13.22	$14.21	$11.11	$13.11
Heating weather - degree days	9	55	2,309	2,005
- percent of normal	23%	117%	92%	79%

STATEMENTS OF OPERATIONS (Unaudited)				Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2007	2006	2007	2006
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 201,095	$ 121,515	$ 596,798	$ 409,883
Gas marketing	81,361	33,261	208,916	98,277
Oil sales	10,113	11,305	29,566	31,749
Gas transportation and other	5,053	2,313	17,076	9,186
	297,622	168,394	852,356	549,095
Operating Costs and Expenses
Gas purchases - midstream services	78,588	31,314	201,293	91,474
Gas purchases - gas distribution	2,063	2,174	57,471	50,994
Operating expenses	21,562	17,360	62,084	47,828
General and administrative expenses	20,099	16,947	54,782	46,738
Depreciation, depletion and amortization	81,426	40,459	203,646	100,512
Taxes, other than income taxes	4,431	7,022	17,862	20,333
	208,169	115,276	597,138	357,879
Operating Income	89,453	53,118	255,218	191,216
Interest Expense
Interest on long-term debt	10,695	2,871	22,204	7,690
Other interest charges	173	400	1,099	1,043
Interest capitalized	(3,604)	(3,051)	(9,575)	(8,232)
	7,264	220	13,728	501
Other Income (Loss)	83	1,217	(21)	17,674
Income Before Income Taxes and Minority Interest	82,272	54,115	241,469	208,389
Minority Interest in Partnership	(79)	(120)	(273)	(525)
Income Before Income Taxes	82,193	53,995	241,196	207,864
Provision for Income Taxes - Deferred	31,233	20,518	91,654	78,988
Net Income	$ 50,960	$ 33,477	$ 149,542	$ 128,876
Earnings Per Share:
Basic	$0.30	$0.20	$0.88	$0.77
Diluted	$0.30	$0.20	$0.87	$0.75
Weighted Average Common Shares Outstanding:
Basic	169,795,520	167,514,249	169,292,304	167,114,831
Diluted	172,544,112	171,578,104	172,363,419	171,140,513

BALANCE SHEETS (Unaudited)		Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2007	2006
	(in thousands)
ASSETS

Current Assets	$ 311,153	$ 246,808
Property, Plant and Equipment, at cost	4,172,838	2,865,663
Less: Accumulated depreciation, depletion and amortization	1,225,527	975,781
	2,947,311	1,889,882
Other Assets	34,665	43,853
	$ 3,293,129	$ 2,180,543

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$ 429,510	$ 257,768
Long-Term Debt	730,300	137,200
Deferred Income Taxes	459,525	359,189
Long-Term Hedging Liability	7,915	7,909
Other Liabilities	44,453	29,469
Commitments and Contingencies
Minority Interest in Partnership	10,912	11,383
Stockholders' Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 170,307,333 shares in 2007 and 168,452,336 in 2006	1,703	1,684
Additional paid-in capital	768,312	731,134
Retained earnings	810,399	627,097
Accumulated other comprehensive income	34,752	18,289
Common stock in treasury, at cost, 111,162 shares in 2007 and 207,196 in 2006	(4,652)	(579)
	1,610,514	1,377,625
	$ 3,293,129	$ 2,180,543

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Nine Months
Periods Ended September 30	2007	2006
	(in thousands)
Cash Flows From Operating Activities
Net income	$ 149,542	$ 128,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	204,662	101,425
Deferred income taxes	91,654	78,988
Unrealized (gain) loss on derivatives	(2,669)	3,542
Stock-based compensation expense	3,839	4,034
Minority interest in partnership	(122)	(230)
Gain on sale of investment in partnership and other property	-	(10,863)
Equity in income of NOARK partnership	-	(925)
Change in operating assets and liabilities	(11,888)	26,289
Net cash provided by operating activities	435,018	331,136

Cash Flows From Investing Activities
Capital investments	(1,139,946)	(603,410)
Proceeds from sale of investment in partnership and other property	5,777	79,655
Other items	383	880
Net cash used in investing activities	(1,133,786)	(522,875)

Cash Flows From Financing Activities
Debt retirement	(600)	(600)
Payments on revolving long-term debt	(628,050)	-
Borrowings under revolving long-term debt	1,222,350	-
Revolving credit facility amendment costs	(1,275)	-
Excess tax benefit for stock-based compensation	17,858	7,447
Change in bank drafts outstanding	42,013	11,768
Proceeds from exercise of common stock options	4,160	2,540
Net cash provided by financing activities	656,456	21,155

Decrease in cash and cash equivalents	(42,312)	(170,584)
Cash and cash equivalents at beginning of year	42,927	223,705
Cash and cash equivalents at end of period	$ 615	$ 53,121

SEGMENT INFORMATION (Unaudited)						Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production		Midstream Services	Natural Gas Distribution & Other	Eliminations	Total
	(in thousands)
Quarter Ending September 30, 2007

Revenues	$204,130		$239,027	$17,366	$(162,901)	$297,622
Gas purchases	-		226,209	7,557	(153,115)	80,651
Operating expenses	19,938		4,782	6,489	(9,647)	21,562
General & administrative expenses	13,693		2,140	4,405	(139)	20,099
Depreciation, depletion & amortization	78,279		1,505	1,642	-	81,426
Taxes, other than income taxes	3,364		313	754	-	4,431
Operating Income (Loss)	$88,856		$4,078	$(3,481)	$-	$89,453

Capital Investments (1)	$381,099		$31,115	$4,386	$-	$416,600

Quarter Ending September 30, 2006

Revenues	$124,772		$125,327	$18,406	$(100,111)	$168,394
Gas purchases	-		120,571	9,129	(96,212)	33,488
Operating expenses	13,051		1,720	6,357	(3,768)	17,360
General & administrative expenses	10,428		1,475	5,175	(131)	16,947
Depreciation, depletion & amortization	38,792		174	1,493	-	40,459
Taxes, other than income taxes	6,175		128	719	-	7,022
Operating Income (Loss)	$56,326		$1,259	$(4,467)	$-	$53,118

Capital Investments (1)	$233,688	(2)	$14,727	$10,030	$-	$258,445

Nine Months Ending September 30, 2007

Revenues	$547,189		$651,283	$122,189	$(468,305)	$852,356
Gas purchases	-		622,109	77,960	(441,305)	258,764
Operating expenses	55,734		13,140	19,783	(26,573)	62,084
General & administrative expenses	36,761		5,668	12,780	(427)	54,782
Depreciation, depletion & amortization	195,392		3,291	4,963	-	203,646
Taxes, other than income taxes	14,784		676	2,402	-	17,862
Operating Income	$244,518		$6,399	$4,301	$-	$255,218

Capital Investments (1)	$1,051,422		$76,395	$12,877	$-	$1,140,694

Nine Months Ending September 30, 2006

Revenues	$360,245		$337,461	$119,476	$(268,087)	$549,095
Gas purchases	-		325,957	77,257	(260,746)	142,468
Operating expenses	31,934		3,413	19,396	(6,915)	47,828
General & administrative expenses	28,733		4,000	14,431	(426)	46,738
Depreciation, depletion & amortization	95,225		580	4,707	-	100,512
Taxes, other than income taxes	17,747		383	2,203	-	20,333
Operating Income	$186,606		$3,128	$1,482	$-	$191,216

Capital Investments (1)	$577,905	(2)	$30,639	$23,578	$-	$632,122

(1)  Capital investments include a reduction of  $20.2 million and $2.5 million for the three- and nine-month periods ended September 30, 2007, respectively, and an increase of  $11.5 million and $26.8 million for the three- and nine-month periods ended September 30, 2006, respectively, relating to the change in accrued expenditures between periods.

(2)  Exploration and production capital investments include $28.6 million and $73.8 million for the three- and nine-month periods ended September 30, 2006 for the investment in drilling rigs which were sold and leased back in December 2006.